AMENDMENT TO EMPLOYMENT AGREEMENT BETWEEN RICHARD A. BIANCO AND AMBASE CORPORATION DATED EFFECTIVE JANUARY 1, 2008


     THIS AMENDMENT is entered into this 31st day of December 2007 by and between Richard A. Bianco (the "Executive") and AmBase Corporation, a Delaware corporation (the "Company").

     WHEREAS, the Company and the Executive entered into an employment agreement dated March 30, 2006 (the "Employment Agreement") pursuant to which the Executive was employed by the Company as Chairman, President and Chief Executive Officer; and

     WHEREAS, Section 409A of the Internal Revenue Code ("Code"), effective January 1, 2005, requires deferred compensation arrangements, including those set forth in employment agreements, to comply with its provisions and restrictions and limitations on payments of deferred compensation; and

     WHEREAS, the final regulations issued pursuant to Code section 409A, effective April 17, 2007 and applicable as of January 1, 2009, necessitate changes to the Employment Agreement; and

     WHEREAS, the parties hereto desire by this writing to amend the Employment Agreement to incorporate the changes required by Code section 409A and the final regulations.

     NOW, THEREFORE, it is AGREED that the Employment Agreement shall be amended effective January 1, 2008 as follows:

     1. The following two sentences are added to the end of Section 4:

     The Company shall reimburse Executive no later than the end of the year following the year in which any such expense is incurred. The amount of Executive's expenses eligible for reimbursement during any taxable year will not affect the expenses eligible for reimbursement in any other taxable year.

     2. Section 5(b) is deleted in its entirety and replaced with the following:

     (b) In the event the Company shall terminate Executive's employment hereunder for any reason other than those permitted in paragraph (a) of this
Section 5, Executive shall be entitled to a lump-sum amount equal to the salary payments provided for in Section 2 hereof for the remaining term of the Employment Period. Executive shall not be under any duty to seek alternative employment or otherwise mitigate his damages as a condition to the receipt of such amount. If Section 16 applies, said payment is to be deferred for the 6-month period immediately following the termination of Executive's employment with the Company. If section 16 does not apply, said payment is to be paid within the 30-day period immediately following the termination of Executive's employment with the Company.

     3. Section 7 is amended by adding the following at the end:

     If section 16 applies, payments to which the Executive would otherwise be entitled, pursuant to the Section 7, during the first six months following the date on which Company terminates this Agreement will be deferred for the 6-month period immediately following the termination of Executive's employment with the Company, and paid within the 30 day period following the date that is six months after the date of termination of this Agreement. Any further amounts payable to Executive thereafter accruing will be paid on their scheduled payment dates. In addition, in the event the disability benefits pursuant to this Section 7 are deferred pursuant to Section 16, the Company agrees to pay to Executive, as of the date it makes the deferred payments, simple interest on each deferred amount at the then applicable Federal rate provided for in Code Section 7872(f)(2)(A), based on the number of days the payment was deferred from the original semi-monthly pay date until the date of actual payment.

     4. The following new section 16 is added to the end thereof:

     Notwithstanding anything in this Agreement to the contrary, if the Executive is a "specified employee" within the meaning of Code section 409A(a)(2)(B)(i) and Treasury Regulation section 1.409A-1(i) at the time he becomes entitled to any payments on account of a separation from service, no amounts shall be paid before the date that is six months from the date of the Executive's separation from service (or, if earlier than the end of the six-month period, the date of Executive's death).

     All defined terms used without definitions shall have the meanings provided in the Employment Agreement.

     Except as herein amended, all other terms and conditions of the Employment Agreement shall remain the same and the Employment Agreement as herein amended shall remain in full force and effect.

     IN WITNESS WHEREOF, the Employment Agreement is hereby amended effective as of January 1, 2008.


     Accepted and Agreed:

                                            AmBase Corporation

 /s/ Richard A. Bianco                      By:  /s/ John P. Ferrara
------------------------                    ----------------------------------
Richard A. Bianco                           Name:  John P. Ferrara
                                            Title: Vice President &
                                                   Chief Financial Officer